November  12,  1996


                             LETTER OF ASSIGNMENT


This Letter of Assignment the ("Assignment") is being entered into between Mr.Roberto Keoseyan ("Assignor") and Penn Octane Corporation ("Assignee"). Whereas Assignor has been granted a DINA Dealership the ("Dealership") from Grupo Dina, S.A. de C.V. ("Dina"), and Assignee wishes to purchase the rights to the Dealership.

Assignor confirms it has obtained the full rights to a newly granted Dina Dealership. The Dealership will be operational once Assignor has identified a suitable location for the Dealership which is approved by Dina and Assignor demonstrates to Dina that it has met the required working capital requirements (approximately Ps. 4,000,000). The Dealership has been granted for an unlimited period of time and may not be revoked if Assignee complies with the terms of dealerships established by Dina. There are no other contingent obligations regarding the dealership which may affect the granting of the Dealership from Dina. The Assignee is aware that the Dealership will need to be constructed and that costs associated with purchase and/or rental of property and construction of facility (collectively the "Construction") are responsibility of Assignee. Assignor estimates that the Construction will be approximately Ps. 4,000,000.

Assignor further represents that it has the rights to assign the Dealership to the Assignee.

PURCHASE  PRICE

Assignor agrees to sell 100% of the rights of the Dealership of which 80% will be owned by Assignee and 20% will be owned by three other individual parties equally the ("Individuals"), including the Assignor in exchange or the following:

Assignor  will  receive  the  sum  of  $75,000  as  follows:

1)          $25,000  week  of  November  19,  1996
2)          $50,000  payable  $10,000  per  month  for  10  months

Assignor  will  receive  100,000  stock  purchase  warrants  of  Penn  Octane
Corporation  the  ("Warrant").    The Warrants will be exercised at a price of
$3.00  per  share  and will expire 24 months from the date of this Assignment.

Assignor will receive rights to obtain future warrants in Penn Octane Corporation based on an incentive program which will be developed within 90 days from the date of this Assignment among Penn Octane Corporation and the individuals, and will be subject to Penn Octane Corporation's Board approval.

Assignor will receive expense allowance of USD $5,000.00 payable in arrears from the date of this Assignment. This monthly allowance is separate from any other arrangements between Assignor and Assignee.

Assignor will be appointed as a director for Dina Dealership. (Can't read this sentence)

ASSISTANCE  TO  FULFILL  DEALERSHIP  RESPONSIBILITIES

Assignor will cooperate with Assignee to ensure that all requirements of the Dealership are met and complied with: (???)

NON  COMPETE

Assignor agrees that any other future opportunities connected with Dina and/or the dealership will be considered part of this Assignment.

CONFIRMATION  FROM  DINA

Upon execution of this Assignment, Assignor will present Dina with details of the Assignment and will obtain correspondence from Dina recognizing the Assignment.

By  signing  below,  all  parties  agree  to  the  terms  of  this Assignment.


By:                                                 By:
Dina  Dealership                                       Penn Octane Corporation



/S/ ROBERTO  KEOSEYAN                             /S/ JERRY RICHTER
    -----------------                                 -------------
Roberto  Keoseyan                                     Jerry Richter, President
Assignor                                              Assignee
Dated:                                                Dated: November 15, 1996